Item 27. Exhibit (d) viii.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
Springfield, MA  01111-0001

GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER

This rider modifies the Contract to which it is attached.  The effective date of this rider is the Rider Effective Date shown on the Contract Schedule.  In the case of a conflict with any provision in the Contract, the provisions of this rider will control.

The Contract is modified as follows:

The Guaranteed Minimum Accumulation Benefit (GMAB) is established for the sole purpose of determining a minimum Contract Value after a specified period(s) of time.  The Contract Owner can choose either the Ten Year Option or the Twenty Year Option at issue only.  The GMAB can only be reset under the Ten Year Option.

Ten Year Option:
The benefit period for the Ten Year Option is ten years after the later of the Rider Effective Date or the last reset date.  The benefit is not available until the end of the benefit period.  If this option is chosen, the GMAB will equal the total Purchase Payments as of the end of the second Contract Year, adjusted for any withdrawals.  If the option is reset on or after the second Contract Anniversary, the GMAB will equal the Contract Value as of the reset date adjusted for subsequent withdrawals until the benefit is payable.

Twenty Year Option:
The benefit period for the Twenty Year Option is twenty years after the Rider Effective Date.  The benefit is not available until the end of the benefit period.  If this option is chosen, the GMAB will equal two times the total Purchase Payments as of the end of the second Contract Year, adjusted for any withdrawals.

Impact of subsequent Purchase Payments and withdrawals:
Any Purchase Payments made after the second Contract Year may reduce the value of the GMAB under this rider.  For withdrawals, the GMAB is equal to the most recently calculated GMAB reduced by an adjustment for withdrawals.  The adjustment is equal to A divided by B, with the result multiplied by C, where:

A = the withdrawal amount;
B = the Contract Value immediately prior to the withdrawal; and
C = the most recently calculated GMAB.

Partial annuitizations are considered withdrawals for purposes of this rider.

Benefit Determination:
At the end of the benefit period, if the GMAB exceeds the applicable Contract Value, the Company will increase the Contract Value to equal the GMAB.  The applicable Contract Value for this purpose is the Purchase Payments made during the first two Contract Years adjusted for withdrawals and investment experience (unless a reset has taken place under the Ten Year Option).  If such Contract Value exceeds the GMAB, no increase in Contract Value will occur.  In either case, unless the Contract Owner resets the benefit under the Ten Year Option, the GMAB Rider will terminate at this time with no benefits or charges accruing thereafter.
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Reset of Ten Year Option:
The reset feature is only available under the Ten Year Option.  On each Contract Anniversary, beginning with the second Contract Anniversary, the Contract Owner may elect to reset the Ten Year Option GMAB to the Contract Value as of the Contract Anniversary.  This reset will begin a new ten-year benefit period.  The Contract Owner must elect the reset by Written Request, within 30 calendar days prior to the Contract Anniversary.  If the Contract Value is less than the GMAB, the reset will not take place and the existing GMAB and benefit period will remain in place.  At the end of the benefit period, if the GMAB exceeds the applicable Contract Value (that is, the Contract Value as of the reset, adjusted for subsequent withdrawals and investment experience), the Company will increase the Contract Value to equal the GMAB.  The reset election under the Ten Year Option is only available to Age 90.

Ten-Year Option Reset Examples:

Example 1:	Example 2:
Contract issue 1/1/2006 with 10 year GMAB Rider	Contract issue 1/1/2006 with 10 year GMAB Rider
Purchase Payments in first two years: $100,000	Purchase Payments in first two years: $100,000
No further payments or withdrawals	No further payments or withdrawals
GMAB: $100,000 (benefit period ends 12/31/2015)	GMAB: $100,000 (benefit period ends 12/31/2015)
Contract Value at end of year 3: $120,000	Contract Value at end of year 3: $90,000
Reset chosen as of 3rd Contract Anniversary (1/1/2009)	Reset chosen as of 3rd Contract Anniversary (1/1/2009)
New GMAB: $120,000 (benefit period now ends 12/31/2018)	No Reset, since Contract Value is less than GMAB - GMAB is still $100,000 (benefit period still ends 12/31/2015)

Contract Value as of 12/31/2018: $140,000	Contract Value as of 12/31/2015: $80,000
No GMAB Rider increase, so Contract Value: $140,000	Contract Value after GMAB Rider increase: $100,000

This rider will be discontinued upon the Company’s receipt of a Written Request from the Contract Owner to terminate this rider or upon Contract termination.

Signed for Massachusetts Mutual Life Insurance Company by:

[/s/ Christine C. Peaslee]	[/s/ Roger W. Crandall]
SECRETARY	PRESIDENT

GMAB.2	2	[03-05]